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                                                          Exhibit 11(b)

















                        MIDWEST GRAIN PRODUCTS, INC.

                          1996 STOCK OPTION PLAN
                           FOR OUTSIDE DIRECTORS




































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                        MIDWEST GRAIN PRODUCTS, INC.

                          1996 STOCK OPTION PLAN
                           FOR OUTSIDE DIRECTORS

Section 1.         Name; Purposes; Definitions.

         The name of this plan is the Midwest Grain Products, Inc. 1996 Stock Option Plan for Outside Directors (the "Plan").

         The purposes of the Plan are to promote the long-term success of the Company by enhancing the long-term mutuality of interests between the non-employee directors of the Company and the stockholders of the Company and by providing incentives that will enhance the Company's ability to attract highly qualified persons to serve as directors of the Company.

         For purposes of this Plan, the following terms shall be defined as set forth below:

         (a)      "Board" means the Board of Directors of the Company.

         (b) "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

         (c) "Committee" means the Human Resources Committee of the Board, or any other committee the Board may subsequently appoint to administer the Plan pursuant to Section 2.

         (d) "Company" shall mean Midwest Grain Products, Inc., a corporation organized under the laws of the State of Kansas (or any successor corporation).

         (e) "Effective Date" shall mean the date the plan is approved by the stockholders of the Company.

         (f) "Fair Market Value" of a share of Common Stock on the date as of which fair market value is to be determined shall be: (a) if the Common Stock is reported on the NASDAQ National Market System of the National Association of Securities Dealers, Inc., the last reported sales price of a share of Common Stock as reported by NASDAQ; or (b) if the Common Stock is listed on an established securities exchange or exchanges, the highest reported closing price of a share of Common Stock on such exchange or exchanges.

         (g) "Mature Stock" shall mean Stock which was obtained through the exercise of an option under this Plan or any other plan of the Company, which is delivered to the Company in order to exercise an Option and which has been held continuously by an Optionee for six months or more.

         (h) "Nonqualified Stock Option" means any Stock Option that by its terms is designated as not being an "incentive stock option" within the meaning Section 422 of the Code.

         (i)      "Optionee" means the recipient of a Stock Option.



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         (j) "Stock" means the Company's presently  authorized Common Stock, par value $1.00 per share, except as this definition may be modified pursuant to Section 3 hereunder.

         (k) "Stock Option" means any nonqualified option to purchase shares of Stock granted pursuant to Section 5.

Section 2.        Administration.

         The Plan shall be administered by a Committee of not less than two Directors, who shall be appointed by the Board and who shall serve at the pleasure of the Board. Until otherwise specified by the Board, the Plan shall be administered by the Human Resources Committee of the Board. If at any time no Committee shall be in office, then the functions of the Committee shall be exercised by the Board.

Section 3.        Stock Subject to Plan.

         (a) The total number of shares of Stock reserved and available for issuance under the Plan shall be 90,000. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

         (b) In the event of any merger, reorganization, consolidation, recapitalization, Stock dividend, or other change in corporate structure affecting the Stock, a substitution or adjustment shall be made in (i) the aggregate number of shares reserved for issuance under the Plan, (ii) the number of options to be granted automatically each year to non-employee directors of the Company, (iii) the limits on the number of options that may be granted to each non-employee director under the plan and (iv) the number and option price of shares subject to outstanding Stock Options granted under the Plan as may be determined by the Board, provided that the number of shares subject to any award shall always be a whole number.

         (c) If any shares of Common Stock subject to a Stock Option shall not be issued or transferred or shall cease to be issuable or transferable under such Stock Option, such shares shall no longer be charged against the limitation provided for in paragraph (a) of this Section 3 and may again be made subject to Stock Options; and, only the net additional shares issued upon the exercise of a stock option through the delivery or withholding of shares of Common Stock in payment of the exercise price or withholding taxes shall be counted against the number of shares which are be authorized for issuance under Section 3(a).


Section 4.        Eligibility.

         Each non-employee member of the Board shall receive Nonqualified Stock Options in accordance with the provisions of Section 5.

Section 5.        Stock Options.

         (a) On the first business day after the 1996 Annual Meeting of Stockholders of the Company, and on the first business day after each annual stockholders' meeting of the Company thereafter during the term of the Plan,

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each  non-employee  member of the Board  shall be granted a  Nonqualified  Stock
Option to purchase 1,000 shares of Stock.

         (b) Stock Options granted under the Plan shall be subject to the following terms and conditions:

                  (1) The exercise price per share of Stock purchasable under such Stock Options shall be 100% of the Fair Market Value of the Stock on the date of grant.

                  (2) Each Stock Option shall be exercisable on the 184th day following the date of grant by written notice to the Company of the election to exercise and of the number of shares elected to be purchased in such form as the Committee has prescribed or approved, together with payment in full of the purchase price in cash, personal check, wire transfer, certified or cashier's check, or delivery of Stock certificates for Mature Stock or other Stock which was not obtained through the exercise of a stock option, endorsed in blank or accompanied by executed stock powers with signatures guaranteed by a national bank or trust company or a member of a national securities exchange.

                  (3) If an Optionee resigns or does not stand for election (prior to retirement from the Board of Directors upon reaching age 70) or is removed from his or her position as a Director or is not re-elected to his or her position as a Director, any unexercised portion of any Stock Option granted to him or her under the terms of the Plan shall terminate ninety (90) days following the date of such resignation, removal or end of the term of such position. If an Optionee dies while a Director, any unexercised portion of any Stock Option granted to him or her under the terms of the Plan shall terminate one year from the date of death. If an Optionee does not stand for re-election due to retirement from the Board of Directors upon reaching age 70, any unexercised portion of any Stock Option granted to him or her under the terms of the Plan shall terminate three years from the date of the end of his or her term. It is understood, however, that such right to exercise any outstanding Options during any period following a terminating event shall only exist to the extent such Options were exercisable immediately preceding the terminating event.

                  (4) Each Stock Option shall cease to be exercisable on the date that is five years following the date of grant.

                  (5) The aggregate number of shares of Stock that may be granted to any non-employee member of the Board pursuant to the Plan may not exceed 10,000 shares.

                  (6) No Stock Options shall be transferable by the Optionee otherwise than by will or by the laws of decent and distribution, and as may otherwise be permitted by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Act"), and all Stock Options shall be exercisable, during the Optionee's lifetime, only by the Optionee or in accordance with the terms of such transfer.

                  (7) Any withholding taxes required to be paid to the Company in connection with the exercise of any option shall be paid, at the election of the director, in cash or by the Company's withholding of shares of Common Stock issuable to the director under the stock option, or by any combination of the foregoing. To the extent that tax provisions are satisfied with shares of the

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Company's  Common Stock,  such stock shall be valued at Fair Market Value on the appropriate transaction date.

         (c) Each Optionee shall enter into a stock option agreement with the Company, which agreement shall set forth, among other things, the exercise price of the option, the term of the option and provisions regarding exercisability of the option granted thereunder, which provisions shall not be inconsistent with the terms set forth herein.

Section 6.        Amendment and Termination.

         The Board may amend, alter, modify or discontinue the Plan at any time, provided that the Board may not amend or alter the provisions of the Plan relating to the amount, price and timing of awards more than once every six months, other than to comply with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder; and provided, further that the Board may not amend the Plan without the approval of the stockholders if the amendment would: (A) materially increase the benefits accruing to Optionees; (B) materially increase the number of securities that may be issued under the Plan; or (C) materially modify the requirements as to eligibility for participation in the Plan. Notwithstanding the foregoing, stockholder approval shall be required only at such times and under such circumstances as would be required under Rule 16b-3 of the Act with respect to any material amendment to any employee benefit plan of the Company.

Section 7.        Unfunded Status of Plan.

         The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a recipient by the Company, nothing contained herein shall give any such recipient any rights that are greater than those of a general creditor of the Company.

Section 8.        General Provisions.

         (a) If necessary to effect compliance with applicable securities laws, each person purchasing shares pursuant to a Stock Option must represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof.

         (b) All certificates for shares of Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and a legend or legends may be put on any such certificates to make appropriate reference to any required restriction on transfer.

         (c) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any member of the Board any right to continued membership on such Board.

         (d) No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall

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be personally liable for any action,  determination,  or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect to any such action, determination or interpretation.

Section 9.        Term of Plan.

         No stock Option shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but awards theretofore granted may extend beyond that date.


                              CERTIFICATIONS


                  The undersigned Secretary of Midwest Grain Products, Inc., hereby certifies that the foregoing Plan was duly adopted by the Board of Directors at a regular meeting of the Board duly called, noticed, convened and held on January 5, 1996, in accordance with the Certificate of Incorporation, Bylaws and applicable laws of the State of Kansas.

                  Dated January 5, 1996.

                                s/Norma C. Ewbank
                              --------------------------------
                                 Norma C. Ewbank, Secretary


                  The undersigned Secretary of Midwest Grain Products, Inc., hereby certifies that the foregoing Plan was duly approved by the holders of a majority of the Common and Preferred Stock present or represented and entitled to vote at the Annual Meeting of Stockholders duly called, noticed, convened and held on October __, 1996, in accordance with the Certificate of Incorporation, Bylaws and applicable laws of the State of Kansas.

                  Dated October  , 1996.


                              --------------------------------
                                 Norma C. Ewbank, Secretary













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